CERTIFICATE OF OFFICER
OF
LENNAR PARTNERS, INC.

This Pooling and Servicing Agreement
(this "Agreement") is dated and effective as of December 1, 1998, among FIRST UNION COMMERCIAL MORTGAGE SECURITIES, INC., as Depositor, NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee, FIRST UNION NATIONAL BANK, as Master Servicer, and LENNAR PARTNERS, INC., as Special Servicer. (FUNB 1999-C1)

The undersigned, Ronald E. Schrager, as Vice President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the Company during the year ended December 31, 1999 and of the Company's performance under the Agreement has been made under my supervision,
(ii) to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement throughout such period ended December 31, 1999 and (iii) the Company has received no notice regarding qualification, or challenging the status, of the REMIC as the REMIC from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2000.

Ronald E. Schrager
Vice President
Lennar Partners, Inc.